Exhibit 8.1

May 4, 2018

RELX PLC

1-3 Strand

London WC2N 5JR

England

Re: RELX PLC/RELX NV Merger

Ladies and Gentlemen:

We have acted as United States counsel to RELX PLC, a public limited company organized under the law of England and Wales (“RELX PLC”), and RELX N.V., a public company with limited liability (naamloze vennootschap) organized under the law of The Netherlands (“RELX NV”), in connection with the Common Draft Terms of Merger, dated as of May 4, 2018 (including the exhibits thereto, the “Merger Proposal”), by and among RELX PLC and RELX NV, pursuant to which it is contemplated that RELX NV will be merged with and into RELX PLC (the “Merger”), with RELX PLC continuing as the surviving entity on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Proposal. This opinion is being delivered in connection with the filing of the registration statement on Form F-4 (as amended, the “Registration Statement”) filed by RELX PLC with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed transactions pursuant to the Merger Proposal.

RELX PLC	- 2 -	May 4, 2018

We have examined (i) the Merger Proposal, (ii) the Registration Statement and (iii) the representation letters of RELX PLC and RELX NV delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Proposal, (ii) the Merger is a statutory cross-border merger effected in accordance with Regulation 7 of the UK Cross-Border Mergers Regulations and Part 7, Book 2 of the Dutch Civil Code, (iii) the Merger meets the requirements of U.S. Treasury Regulations Section 1.368-2(b)(1)(ii), (iv) the statements concerning the Merger set forth in the Merger Proposal and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (v) the representations made by RELX PLC and RELX NV in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger and (vi) any representations made in the Merger Proposal or the Representation Letters “to the knowledge of”, or based on the belief of RELX PLC and RELX NV or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Proposal.

RELX PLC	- 3 -	May 4, 2018

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations.”

We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm therein.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP